Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We have issued our reports dated March 14, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting which are included or incorporated by reference from Sterling Construction Company’s Annual Report on Form 10-K for the year ended December 31, 2006 in this Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

November 21, 2007